Exhibit 10.7A

AMENDMENT AGREEMENT

This Amendment Agreement between Ostex International, Inc. (the “Company”), a Washington corporation, and Thomas A. Bologna (“Executive”) is dated and entered into as of February 10, 1998.

RECITALS

A.            The parties entered into an Executive Employment Agreement dated as of July 16, 1997 providing for the employment of Executive by the Company.

B.            The parties entered into a Stock Option Agreement evidencing a stock option grant from the Company to Executive on July 16, 1997 (the “Stock Option Agreement”).

B.            The parties now desire to amend the Employment Agreement and Stock Option Agreement, upon the terms set forth herein.

AGREEMENT

Therefore, it is agreed as follows:

1.             Employment Agreement.  The Employment Agreement shall be amended by deleting the third sentence of Section 5.4 thereof.  Therefore, page 4 containing Section 5.4 of the Employment Agreement shall be restated in the form attached hereto as Exhibit A and inserted as a substitute page in the existing Employment Agreement.

2.             Stock Option Agreement.  The Stock Option Agreement shall be amended by deleting the third and fourth sentences of the paragraph entitled “Vesting.”  Therefore, page 1 containing the “Vesting” paragraph shall be restated in the form attached hereto as Exhibit B and inserted as a substitute page in the existing Stock Option Agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment No. 2 as of the date set forth above.

EXECUTIVE

/s/ Thomas A. Bologna
Thomas A. Bologna

COMPANY:

OSTEX INTERNATIONAL, INC.

By	/s/ Thomas J. Cable
Thomas J. Cable
Its	Chairman

EXHIBIT A

(including utilities, telephone and similar expenses), such leases to be subject to the Company’s approval (iii) limited moving expenses, and (iv) temporary living accommodations in Seattle until an apartment is rented.  The Company and the Executive shall agree on a budget for such expenses as soon as practicable after the date of this Agreement and shall initial such final budget to acknowledge the agreed levels of expenses.  To the extent that such reimbursement or direct payment shall be treated as taxable income, the Executive shall receive a “gross up” bonus to compensate the Executive for any and all income taxes that the Executive may be required to pay with respect to such reimbursement and gross up bonus (whenever such taxes may be assessed or paid).  The Executive shall report all such reimbursement and “gross up” bonuses as ordinary income for income tax purposes.  Upon termination of Executive’s employment, if Executive so requests, the Company shall reimburse the Executive for the reasonable expense of relocating to San Diego (or another location designated by Executive within the United States) and shall assume any lease which Executive may have entered into in Seattle.

5.4          Stock Options

Simultaneously herewith, the Company has granted options to purchase 700,000 shares of Common Stock to the Executive under the authority of its Amended and Restated 1994 Stock Option Plan and pursuant to the terms and conditions of the Stock Option Agreement dated July 16, 1997 between the parties (the “Stock Option Agreement”).  Annually, the Board of Directors shall consider, at its sole discretion, granting additional stock options to the Executive.  The Company represents and warrants to the Executive that all stock options (both incentive stock options and nonqualified stock options) it has granted under the 1994 Stock Option Plan have contained a provision that vested options will terminate upon the expiration of 90 days from the date of an optionee’s termination of employment or contractual relationship with the Company for any reason other than death or disability.

5.5          Insurance

During the term of the Executive’s employment, the Company will obtain term life insurance on the life of the Executive, which insurance will provide for the payment of an amount equal to the Base Salary for one year (or an amount equal to two times the Base Salary following a Change in Control) to the Executive’s spouse in the event of the Executive’s death; provided that the Company may obtain such

EXHIBIT B

OSTEX INTERNATIONAL, INC.

AMENDED AND RESTATED 1994 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

To: Thomas A. Bologna	Date of Grant: July 16, 1997

We are pleased to inform you that you have been granted a stock option for the purchase of shares of common stock of Ostex International, Inc., a Washington corporation (the “Company”), under the Amended and Restated 1994 Stock Option Plan (the “Plan”).  The terms of this option are as set forth in the Plan and in this Agreement and the Plan is incorporated into this Agreement by reference.  The most important of the terms are summarized as follows:

Number of Shares: 700,000	Exercise Price: $3.125

Term: Ten years

Vesting:  This option will vest and become exercisable with each month of continuous employment in equal monthly installments over a four–year period, commencing July 16, 1997; provided, however, that this option shall automatically accelerate so that this option shall become 100% vested and exercisable upon your death or disability at any time after you have been continuously employed by the Company for at least two years.In the event of any Change in Control (as defined in Section 5.14.1 of the Plan), this option shall automatically accelerate so that this option shall, immediately prior to the specified effective date for the Change in Control, become 100% vested and exercisable.

Type of Option.  This option shall constitute an incentive stock option, except to the extent any portion of this option fails to qualify as an incentive stock option under Section 422(d) of the Code, as reflected in the next succeeding paragraph, which portion shall constitute a nonqualified stock option.

ISO Qualification:  On the date of grant of this option, Section 422(2) of theCode provides that, to the extent that the aggregate fair market value of the shares with respect to which an option is exercisable for the first time by you during any calendar year (under this option and all other incentive stock options you hold) exceeds $100,000, the excess portion will be treated as a nonqualified stock option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for incentive stock options.